As filed with the Securities and Exchange Commission on October 23, 2020.

Registration No. 333-249326

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MediaAlpha, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7370	85-1854133
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	700 South Flower Street, Suite 640 Los Angeles, California 90017 (213) 316-6256
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tigran Sinanyan Chief Financial Officer and Treasurer MediaAlpha, Inc. 700 South Flower Street, Suite 640 Los Angeles, California 90017 (213) 316-6256
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
C. Daniel Haaren, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1322 Telecopy: (212) 474-3700	Lance Martinez, Esq. MediaAlpha, Inc. 700 South Flower Street, Suite 640 Los Angeles, California 90017 Telephone: (213) 316-6256	Byron B. Rooney, Esq. Roshni Banker Cariello, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Telecopy: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Primary Offering: Class A common stock, $0.01 par value per share	7,027,606	$20	$140,552,120	$15,334.24
Secondary Offering: Class A common stock, $0.01 par value per share	3,609,894	$20	$72,197,880	$7,876.79

(1)	Includes shares of Class A common stock granted pursuant to the underwriters’ option to purchase additional shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-249326) of MediaAlpha, Inc. is being filed for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

Part II

Not required in prospectus

Item 13. Other expenses of issuance.

The following table sets forth the various expenses, other than the underwriting discount, payable in connection with the offering contemplated by this registration statement. All of the fees set forth below are estimates except for the SEC registration fee, the FINRA fee and the stock exchange listing fee.

Payable by the registrant
SEC registration fee	$23,211
FINRA fee	$32,413
Stock exchange listing fee	$25,000
Printing expenses	$480,000
Legal fees and expenses	$5,747,174
Accounting fees and expenses	$8,887,500
Transfer agent and registrar fees	$13,500
Miscellaneous fees and expenses	$541,202

Total	$15,750,000

Item 14. Indemnification of directors and officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation will provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will provide for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We expect that the underwriting agreement, the form of which is filed as an exhibit to the registration statement, will provide for indemnification of directors and officers of MediaAlpha, Inc. by the underwriters against certain liabilities.

We will enter into customary indemnification agreements with our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent sales of unregistered securities.

Following the effectiveness of this Registration Statement, we expect to issue 26,177,998 shares of our Class A common stock and 30,313,649 shares of our Class B common stock in connection with the transactions that we refer to as the offering reorganization. The issuance of such shares of Class A common stock and Class B common stock was not registered under the Securities Act of 1933, because the shares were offered and sold in a transaction by us not involving any public offering and exempt from registration under Section 4(a)(2) of the Securities Act of 1933 or Rule 701 thereunder.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Some of the agreements included as exhibits to this Registration Statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement. We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this Registration Statement not misleading.

(b) Financial Statement Schedules: No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit index

Exhibit number	Exhibit description

1.1***	Form of Underwriting Agreement

3.1***	Amended and Restated Certificate of Incorporation of MediaAlpha, Inc.

3.2***	Amended and Restated Bylaws of MediaAlpha, Inc.

4.1***	Form of Class A Common Stock Certificate of MediaAlpha, Inc.

4.2***	Form of Registration Rights Agreement

5.1***	Opinion of Cravath, Swaine & Moore LLP

10.1***	Third Amended and Restated Limited Liability Company Agreement of QL Holdings LLC, dated as of July 1, 2020

10.2***	Form of Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC

10.3*	Form of Tax Receivables Agreement

10.4***	Form of Exchange Agreement

10.5***	Form of Stockholders’ Agreement by and among White Mountains, Insignia and the Founders

10.6*	Form of Reorganization Agreement

10.7***†	Amended and Restated QL Holdings LLC Class B Restricted Unit Plan

10.8***†	Form of Restricted Unit Award Agreement for Founders

10.9***†	2014 Form of Restricted Unit Award Agreement for Officers other than Founders

10.10***†	2019 Form of Restricted Unit Award Agreement for Officers other than Founders

10.11***†	Employment Agreement, dated as of February 3, 2019, by and among Steven Yi and QuoteLab, LLC, QuoteLab Holdings, Inc. and QL Holdings LLC

10.12***†	Employment Agreement, dated as of February 3, 2019, by and among Eugene Nonko and QuoteLab, LLC, QuoteLab Holdings, Inc. and QL Holdings LLC

10.13***†	Severance Agreement, entered into as of June 2, 2014, by and between Keith Cramer and QuoteLab, LLC

10.14*†	MediaAlpha, Inc. 2020 Omnibus Incentive Plan

10.15***	2020 Credit Agreement

10.16*†	2020 Form of MediaAlpha, Inc. 2020 Omnibus Incentive Plan Restricted Stock Unit Award Agreement for Founders

10.17*†	2020 Form of MediaAlpha, Inc. 2020 Omnibus Incentive Plan Restricted Stock Unit Award Agreement for Officers other than Founders

10.18*†	2020 Form of MediaAlpha, Inc. 2020 Omnibus Incentive Plan Restricted Stock Unit Award Agreement for Directors

10.19*†	Amended and Restated Employment Agreement, dated as of October 2020, by and among Steven Yi, QuoteLab, LLC and MediaAlpha, Inc.

10.20*†	Amended and Restated Employment Agreement, dated as of October 2020, by and among Eugene Nonko, QuoteLab, LLC and MediaAlpha, Inc.

Exhibit number	Exhibit description

10.21*†	Employment Agreement, dated as of October 2020, by and among Tigran Sinanyan, QuoteLab, LLC and MediaAlpha, Inc.

10.22***	First Amendment, dated October 21, 2020, to the Third Amended and Restated Limited Liability Company Agreement of QL Holdings LLC, dated as of July 1, 2020

21.1***	Subsidiaries of MediaAlpha, Inc.

23.1***	Consent of PricewaterhouseCoopers LLP

23.2***	Consent of PricewaterhouseCoopers LLP

23.3***	Consent of PricewaterhouseCoopers LLP

23.4***	Consent of Cravath, Swaine & Moore LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1***	Power of attorney (included on the signature page to this registration statement)

99.1***	Consent of Venmal (Raji) Arasu to be Named Director

99.2***	Consent of David Lowe to be Named Director

99.3***	Consent of Jennifer Moyer to be Named Director

99.4***	Consent of Lara Sweet to be Named Director

99.5***	Consent of Kathy Vrabeck to be Named Director

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Indicates management contract or compensatory plan.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 23, 2020.

MediaAlpha, Inc.

By:	/s/ Steven Yi
	Name:	Steven Yi
	Title:	Chief Executive Officer and President

Signatures and powers of attorney

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Steven Yi Steven Yi	Chief Executive Officer, President and Director (Principal Executive Officer)	October 23, 2020

By:	/s/ Tigran Sinanyan Tigran Sinanyan	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 23, 2020

By:	* Eugene Nonko	Chief Technology Officer and Director	October 23, 2020

By:	* Anthony Broglio	Director	October 23, 2020

By:	* Christopher Delehanty	Director	October 23, 2020

*By:	/s/ Lance Martinez
Lance Martinez
Attorney-in-Fact